UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14c-5(d)(2))

☐	Definitive Information Statement

FOAMEX INTERNATIONAL INC.

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(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)    Title of each class of securities to which transaction applies: Common Stock, $0.01 par value.

(2)    Aggregate number of securities to which transaction applies: 23,486,427 shares of Common Stock outstanding and 885,199 treasury shares of Common Stock for a total of 24,371,626 of Common Stock issued as of August 28, 2007.

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)    Proposed maximum aggregate value of transaction: N/A

(5)    Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

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☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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FOAMEX INTERNATIONAL INC.

1000 COLUMBIA AVENUE

LINWOOD, PENNSYLVANIA 19061

To the stockholders of Foamex International Inc.

Foamex International Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), obtained the written consent of the stockholders holding a majority of the shares of its Common Stock, $0.01 par value (the “Common Stock”) on August 17, 2007 (the “Consent”). The Consent approves the adoption of our 2007 Management Incentive Plan (the “MIP”), which:

•

is generally intended to provide equity awards that may be structured to qualify as performance-based compensation within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

•	is structured to satisfy the requirements for performance-based compensation within the meaning of the Code and related Internal Revenue Service regulations.

The MIP was approved by the U.S. Bankruptcy Court, District of Delaware, in connection with our emergence from chapter 11 bankruptcy proceedings on February 12, 2007. The Company sought stockholder approval of the MIP in order to ensure compliance with the requirements of awarding performance-based compensation under the Code.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the approval of the MIP. No meeting of the Company’s stockholders will be held or proxies requested for these matters since they have already been approved by the requisite written consent of the holders of a majority of the shares of our Common Stock.

Under the rules of the Securities and Exchange Commission, the approval of the MIP by the holders of a majority of the shares of the Common Stock of the Company is not deemed to be effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

By order of the Board of Directors

/s/ John G. Johnson, Jr.

John G. Johnson, Jr.

Chief Executive Officer

, 2007

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FOAMEX INTERNATIONAL INC.

1000 COLUMBIA AVENUE

LINWOOD, PENNSYLVANIA 19061

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

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About this Information Statement

This Information Statement is being mailed on or about           , 2007, to the holders of record at the close of business on June 18, 2007 of shares of common stock, $0.01 par value (the “Common Stock”), of Foamex International Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”). You are receiving this Information Statement in connection with a written consent approved on August 17, 2007 by stockholders owning the majority of the Common Stock (the “Consent”). The Consent approves the adoption of our 2007 Management Incentive Plan (the “MIP”), which:

•

is generally intended to provide equity awards that may be structured to qualify as performance-based compensation within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

•	is structured to satisfy the requirements for performance-based compensation within the meaning of the Code and related Internal Revenue Service (“IRS”) regulations.

The MIP was approved by the U.S. Bankruptcy Court, District of Delaware (the “Bankruptcy Court”), in connection with our emergence from chapter 11 bankruptcy proceedings on February 12, 2007. The Company sought stockholder approval of the MIP in order to ensure compliance with the requirements of awarding performance-based compensation under the Code. The MIP will be deemed to be approved by the stockholders 20 days after the mailing of this Information Statement, which is scheduled to take place on or about          , 2007. Thus, the effective date for approval of the MIP is anticipated to be          , 2007.

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Outstanding Voting Securities

The Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for an authorized capitalization consisting of 193,000,000 shares of Common Stock and 7,000,000 shares of preferred stock, $0.01 par value. At the close of business on June 18, 2007, there were 23,324,702 shares of Common Stock and no shares of preferred stock issued and outstanding. The Common Stock constitute the only voting securities of the Company. Each stockholder is entitled to cast one vote for each share of Common Stock held by the stockholder.

Approval of the MIP

Under the Code, in order for awards under the MIP to qualify as performance-based and therefore ensure tax deductibility by the Company, the MIP must be approved by the Company’s Board of Directors (the “Board of Directors”) and by the holders of at least a majority of the Common Stock. The following stockholders approved the MIP by written consent as permitted under Delaware Law. Their approvals collectively represent approximately 57% of the Common Stock of the Company:

D. E. Shaw Laminar Portfolios, L.L.C.

PAR IV Master Fund, Ltd.

Sunrise Partners Limited Partnership

Sigma Capital Associates, LLC

Goldman, Sachs & Co.

The MIP, therefore, has been approved by the stockholders of the Company and such approval will be deemed to be effective on or about          , 2007, which is the date that is 20 calendar days after the mailing of this Information Statement.

Because the MIP has already been approved by stockholders, you are not required to take any action at this time. This Information Statement is your notice that the MIP has been approved. You will receive no further notice when the stockholder approval of the MIP becomes effective.

Equity Compensation Plan Information

The following table summarizes information about the Foamex International Inc. 1993 Stock Option Plan and the Foamex International Inc. 2002 Stock Award Plan for Directors, Executive Officers and Key Employees. This information is as of December 31, 2006 and was adjusted to recognize the 1-for-4 reverse stock split that was effected on April 30, 2007 (the “Reverse Split”).

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Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Outstanding)

Equity compensation plans approved by stockholders	332,449	$19.45	869,739

Equity compensation plans not approved by stockholders	—	—	—

Total	332,449	$19.45	869,739

2007 Management Incentive Plan

Set forth below is a summary of the terms of the MIP, which was approved by the Bankruptcy Court and a majority of the holders of our Common Stock. A copy of the MIP is included as Appendix A to this Information Statement.

Adoption of the Management Incentive Plan

In connection with the Company’s Second Amended and Restated Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code (the “Plan”), the Company adopted the MIP. The purpose of the MIP is:

•	to encourage stock ownership by key employees, non-employee directors and consultants of the Company, so that such persons will have a proprietary interest in the performance of the Company,

•	to provide an incentive for participants to expand and improve the growth and prosperity of the Company, and

•	to assist the Company in attracting and retaining key employees, non-employee directors and consultants.

The MIP is generally intended to provide equity awards that may be structured to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Section 162(m) of the Code generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain performance-based compensation is exempt from this limit. Specifically, Section 162(m) of the Code does not preclude the Company from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The MIP is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code and related IRS regulations. So as to qualify the MIP for the exemption available under Section 162(m) of the Code, the adoption of the MIP was made subject to stockholder approval.

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Awards may be made under the MIP prior to receipt of such stockholder approval, but those awards will be subject to the receipt of such approval.

Eligibility. The individuals who shall be eligible to receive incentive awards pursuant to the MIP shall be those employees, directors and consultants whom the compensation committee of the Board of Directors (the “Committee”) shall select from time to time.

Shares Subject to the MIP. The maximum number of shares of Common Stock that may be issued in connection with stock incentive awards granted under the MIP shall not exceed 2,325,000 shares of Common Stock in the aggregate. The maximum number of shares of Common Stock that may be covered by stock incentive awards granted under the MIP to any single participant in any fiscal year of the Company shall not exceed 75,000. The amount payable to any participant with respect to any fiscal year of the Company for all cash incentive awards for which the performance period is not longer than one year shall not exceed $5,000,000 per fiscal year. If shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the group, any portion of the shares forfeited, cancelled or returned shall be treated as not issued under the MIP. In no event shall any new stock incentive award be issued in substitution for outstanding stock incentive awards previously granted to participants, nor shall any repricing of stock incentive awards issued under the MIP be permitted unless the stockholders of the Company expressly approve such substitution or repricing.

Types of Awards. Under the terms of the MIP, the Committee may from time to time grant options to purchase Common Stock. The MIP also provides for stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses and certain cash incentive awards. All incentive award grants under the MIP shall be evidenced by a separate written agreement in form and substance approved by the Committee. The Committee reserves the ability to reduce awards in its discretion.

Stock Options. Stock options under the MIP may be nonqualified or incentive stock options. The exercise price per share of Common Stock covered by any option shall be not less than 100% of the “Fair Market Value” (as defined in the MIP) of a share of Common Stock on the date on which the option is granted. The Committee shall determine when such options will become vested and exercisable; provided, however that no option shall be exercisable after the expiration of ten years from the date of its grant.

Other Stock-Based Awards. The Committee may grant equity-based or awards valued by reference to Common Stock, which may be granted by the Committee in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, qualification as performance-based compensation.

Cash Incentive Awards. The Committee may grant cash incentive awards to be settled in cash and which may also be designed to qualify as performance-based compensation.

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Performance Measures. The amount payable with respect to an incentive award intended to qualify as performance-based compensation shall be determined in any manner permitted by Section 162(m) of the Code. The performance goals upon which the payment or vesting of any incentive award intended to qualify as performance-based compensation (other than options and stock appreciation rights) shall be objective and relate to one or more of the following performance measures: (i) net earnings or net income (before or after taxes), (ii) basic or diluted earnings per share (before or after taxes), (iii) net revenue or net revenue growth, (iv) gross profit or gross profit growth, (v) operating profit (before or after taxes), (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales), (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (viii) earnings before or after taxes, interest, depreciation and/or amortization, (ix) gross or operating margins, (x) productivity ratios or improvement, (xi) share price (including, but not limited to, growth measures and total stockholder return), (xii) expense targets, (xiii) margins, (xiv) operating efficiency, (xv) objective measures of customer satisfaction, (xvi) working capital targets, (xvii) measures of economic value added, (xviii) inventory control, (xix) pay down of debt or net debt reduction, (xx) unit volume, and (xxi) net sales or sales or product volume growth. The performance periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Additionally, the Committee, may, subject to the terms of the MIP, amend previously granted incentive awards in a way that disqualifies them as performance-based compensation.

Adjustment Upon Certain Changes in Common Stock. In the event of any change in the number of shares of Common Stock outstanding or changes in capitalization by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, extraordinary cash dividend, reorganization or similar corporate change, (i) the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant stock incentive awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant stock incentive awards to any individual participant in any year shall be appropriately adjusted by the Committee, and (ii) the Committee shall make adjustments to stock incentive awards outstanding on the date on which such change occurs, and to award agreements or any other agreements reflecting such stock incentive awards, as to the number, price, exercise price, kind or class of shares subject to, or consideration payable in respect of, stock incentive awards, and such other terms of such incentive awards as the Committee may consider appropriate, in each case, to reflect such change. In the event of (1) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (2) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its discretion, have the power to (A) cancel, effective immediately prior to the occurrence of such event, each stock incentive award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the participant an amount in cash equal to the value, if any, of the award, as determined by the Committee in its discretion or (B) provide for the exchange of each stock incentive award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such incentive award would have received in such transaction.

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Administration. The MIP is administered by the Board of Directors, the Committee or another committee of the Board of Directors, which shall have full discretionary authority to administer the MIP, including the authority to interpret and construe any and all provisions of the MIP and the terms of any awards granted thereunder.

Amendment and Termination. The Board of Directors may at any time suspend or discontinue the MIP or revise or amend it in any respect whatsoever, provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires stockholder approval in order for such revision or amendment to be effective, such revision or amendment shall not be effective without such approval.

Federal Income Tax Consequences

The following is a brief discussion of the federal income tax consequences as of the date hereof with respect to awards to be granted under the MIP for award recipients (“participants”) and the Company. It should be understood that this discussion is not exhaustive and that special rules may apply with respect to situations not specifically discussed herein, including federal employment taxes, foreign, state and local taxes and estate taxes.

Non-Qualified Stock Options. No taxable income will be realized by the participant upon the grant of a non-qualified stock option (a “NQSO”). On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for federal income tax purposes and (iii) generally will be an allowable income tax deduction to the Company. The participant's tax basis for stock acquired upon exercise of a NQSO will be equal to the option price paid for the stock, plus any amounts included in income as compensation.

When a sale of the acquired shares occurs, a participant will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are held as capital assets. The capital gain or loss will be long-term capital gain or loss if the shares have been held for more than one year. There will be no tax consequences to the Company in connection with a sale of shares acquired under a NQSO.

Incentive Stock Options. The grant of an incentive stock option (an “ISO”) will not result in any federal income tax to a participant. Upon the exercise of an ISO, a participant normally will not recognize any income for federal income tax purposes. However, the excess of the fair market value of the shares transferred upon the exercise over the exercise price of such shares generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax of the participant for the year in which the ISO is exercised. As a result of the exercise a participant's federal income tax liability may be increased.

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If the participant disposes of the stock acquired upon the exercise of an ISO (including the transfer of acquired stock in payment of the exercise price of another ISO) either within two years from the date of grant or within one year from the date of exercise, the participant will recognize ordinary income at the time of such disqualifying disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares were held prior to the disqualifying disposition. In the event of such disqualifying disposition, the ISO alternative minimum tax treatment described above may not apply (although, where the disqualifying disposition occurs subsequent to the year the ISO is exercised, it may be necessary for the participant to amend his return to eliminate the tax preference item previously reported).

The Company will not be entitled to a tax deduction upon either exercise of an ISO or disposition of stock acquired pursuant to such an exercise, except to the extent that the participant recognized ordinary income in a disqualifying disposition.

Stock Appreciation Rights. The grant of stock appreciation rights will not result in any federal income tax to a participant. Upon the exercise of a stock appreciation right, a participant will recognize ordinary income in an amount equal to the cash or the difference between the fair market value of the stock received by the participant and the amount the participant paid for the stock. At such time, the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

Restricted Stock, Stock Bonus and Other Stock Award. A participant who receives a grant of restricted stock, stock bonus or other stock award under the MIP generally will be taxed at ordinary income rates on the excess, if any, of the fair market value of shares over any amount paid for the shares when the shares vest or restriction lapses, if subject to vesting or other restrictions, or, otherwise, when received. If a participant makes an election under Section 83(b) of the Code within 30 days after receiving such shares, however, the participant will recognize ordinary income on the date of issuance of the stock equal to the excess, if any, of the fair market value of shares over any amount paid for the shares on that date. If a Section 83(b) election is made, the holding period for the shares will commence on the day after the shares are received and no additional taxable income will be recognized by the participant at the time the shares vest or restriction lapses. However, if shares subject to a Section 83(b) election are forfeited, no tax deduction is allowable to the participant for the forfeited shares. Taxes are required to be withheld from the participant at the time and on the amount of ordinary income recognized by the participant. The Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes income.

Phantom Stock. The grant of phantom stock will not result in any federal income tax to a participant. Upon cash payment, a participant will recognize ordinary income in an amount equal to the cash received. At such time, the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

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New Plan Benefits

The following table sets forth certain information concerning the estimated value and number of units granted in 2007 under the MIP as of August 28, 2007. Participants listed below include executive officers and the Named Executive Officers defined in the Compensation Discussion & Analysis section below that were employed by the Company on August 28, 2007.

Groups listed below include directors, executive officers and non-executive officers that were employed by the Company on August 28, 2007.

Restricted Stock	Common Stock	Options

Position	Dollar Value ($) (1) (2)	Number of Units	Dollar Value ($) (1) (3)	Number of Units	Dollar Value ($) (4)	Number of Units
John G. Johnson, Jr., Chief Executive Officer	$386,070	37,850	$ —	—	$ 559,742	56,689
Gregory J. Christian, (5) President	$106,172	10,409	$ —	—	$ 153,934	15,590
Andrew Thompson, Executive Vice President, Foam and Technical Products	$ 86,863	8,516	$ —	—	$ 125,942	12,755
Paul A. Haslanger, Executive Vice President, Manufacturing Technology	$ 57,916	5,678	$ —	—	$ 83,958	8,503
James B. Gamache, Executive Vice President, Sales and Supply Chain	$ 58,289	8,327	$ —	—	$ 84,513	12,472
Robert M. Larney, Executive Vice President, Chief Financial Officer	$ 60,560	7,570	$ —	—	$ 87,804	11,338
Robert S. Graham, Jr., Senior Vice President, Corporate Finance	$ 28,958	2,839	$ —	—	$ 41,984	4,252
Executive Officer Group	$867,836	89,327	$ —	—	$1,258,220	133,787
Non-Executive Director Group	$ —	—	$154,459	15,143	$ 195,900	19,840
Non-Executive Officer Employee Group	$577,912	57,434	$ —	—	$ 641,744	66,156

1.	Dollar value estimated using the closing common stock price on date of issuance.
2.

Restricted stock for Mr. Johnson includes a four-year pro rata vesting provision. All other restricted stock is subject to annual vesting provisions contingent on certain future annual earnings goals for the 2007-2009 periods. The actual value to participants will be determined on future annual vesting dates. If certain annual earnings goals are not attained, the restricted stock award will be forfeited.

3.	Dollar value and units for Non-Executive Director Group is a component of their annual compensation package.
4.

Dollar value represents total option value estimated under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” using the Black-Scholes option pricing model with assumptions specific to the Company. Options granted include four-year pro rata vesting provisions and a 10-year option life.

5.	Mr. Christian resigned as President effective September 1, 2007.

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Ownership of Common Stock of Certain Beneficial Owners

and Management and Related Stockholder Matters

The following table sets forth certain information, as of August 28, 2007, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer that was employed by the Company on August 28, 2007, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder’s shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder’s shares of stock.

Name and Address of Beneficial Owners	Beneficial Ownership (1)
	Number of Shares	% of Class
D. E. Shaw Laminar Portfolios, L.L.C. 120 West Forty-Fifth Street, 39th Floor, Tower 45 New York, NY 10036	5,724,806	24.4%
Goldman, Sachs & Co. 85 Broad Street New York, NY 10004	4,603,796	19.6%
Sigma Capital Management, Inc. 777 Long Ridge Road Stamford, CT 06902	2,173,929	9.3%
Greywolf Capital Management LP 4 Manhattanville Road, Suite 201 Purchase, NY 10577	1,264,995	5.4%
John G. Johnson, Jr. (2) (3)	40,850	*
Robert B. Burke (2) (4)	-	*
Seth Charnow (2) (5)	-	*
Gregory J. Christian (2) (3) (6)	55,122	*
Eugene I. Davis (2)	4,543	*
Thomas M. Hudgins (2)	12,413	*
Gregory E. Poling (2)	2,650	*
Paul A. Haslanger (2) (3)	16,553	*
Donald W. Phillips (2) (3)	11,094	*
Andrew M. Thompson (2) (3)	21,099	*
James B. Gamache (2) (3)	8,327	*
Robert M. Larney (2) (3)	13,570	*
All executive officers and directors as a group (as of March 28, 2007) (12 persons) (2)(3)	188,871	*

*	Less than 1%.

1.

Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days of August 28, 2007 through the exercise of options, convertible securities and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

2.	Address is c/o Foamex International Inc., 1000 Columbia Avenue, Linwood, PA 19061.
3.

Includes shares of Common Stock issuable upon exercise of options granted under the Company’s 1993 stock option plan (“1993 Stock Option Plan”), 2002 Stock Award Plan and MIP, which have vested or will vest within 60 days. In the above table, (i) 0 of such shares have been included for Mr. Johnson, (ii) 30,739 of such

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shares have been included for Mr. Christian, (iii) 10,875 of such shares have been included for Mr. Haslanger, (iv) 11,333 of such shares have been included for Mr. Thompson, (v) 5,416 of such shares have been included for Mr. Phillips, (vi) 0 of such shares have been included for Mr. Gamache and Mr. Larney and (vii) 58,863 of such shares have been included for all executive officers and directors as a group.

4.

Mr. Burke is employed by Par-Four Investment Management, LLC, but has disclaimed beneficial ownership of any shares held by Par-Four Investment Management, LLC, except to the extent of his pecuniary interest therein.

5.

Mr. Charnow is a vice president at D. E. Shaw & Co., L.P., which is an affiliate of and the investment adviser to D. E. Shaw Laminar Portfolios, L.L.C.  Mr. Charnow disclaims any beneficial ownership that may be attributable to him as a result of his affiliation with D. E. Shaw Laminar Portfolios, L.L.C.

6.	Mr. Christian resigned as President of the Company effective September 1, 2007.

Executive Compensation

Compensation of Directors

As of December 31, 2006, there were two employee directors who received no additional compensation for service as a director during 2006. Compensation in 2006 for non-employee directors included the components listed below.

Annual Retainer - $50,000.

Meeting Fees - $1,500 for each board or committee meeting attended in person and $750 per telephonic conference call meeting. Non-employee directors who chair meetings receive two times the applicable meeting fee.

Committee Chair Fee - $10,000 per year.

Lead Director Fee - $10,000 per year.

Travel Expenses - reimbursement for reasonable out-of-pocket expenses in connection with travel to and attendance at board and committee meetings, and other corporate business.

Non-Executive Chairman of the Board - in addition to the foregoing, prior to being named Interim Chief Executive Officer of the Company on June 8, 2006, Mr. Mabus received a payment of $25,000 on a quarterly basis for his services as Non-Executive Chairman of the Board. Mr. Mabus also received a transition payment of $25,000 per quarter through and including the second quarter of 2006. No additional payments were made after Mr. Mabus became an executive officer in June 2006.

The following table sets forth amounts paid by the Company to directors in connection with their services to the Company in 2006.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
S. Dennis N. Belcher *	105,750	—	105,750
Robert B. Burke **	—	—	—
Seth Charnow (D. E. Shaw & Co., L.P.) ** (c)	—	—	—

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John C. Culver *	63,500	—	63,500
Eugene I. Davis ** (d)	—	—	—
Robert J. Hay *	64,250	79,992 (a)	144,242
Thomas M Hudgins	114,740	—	114,740
David A. Lieberman *	77,000	—	77,000
Raymond E. Mabus, Jr.	138,833 (b)	—	138,833
Gregory E. Poling **	—	—	—
Raul J. Valdes-Fauli *	97,750	—	97,750

*	Resigned from the Board on February 12, 2007
**	Joined the Board on February 12, 2007
(a)	Consists of payments to Mr. Hay pursuant to his consulting agreement.
(b)	Includes payments to Mr. Mabus in his capacity as Non-Executive Chairman of the Board of Directors. Mr. Mabus resigned from the Board of Directors on April 16, 2007.
(c)	Compensation that Mr. Charnow is entitled to receive for his services as a director is paid to D. E. Shaw & Co., L.P.
(d)	Mr. Davis was appointed Non-Executive Chairman of the Board of Directors on April 16, 2007.

Compensation Discussion and Analysis

Overview

The Board of Directors has designated eight of the Company’s officers (including the executive officers named in the Summary Compensation Table) as “executive officers.” The executive officers include the Chief Executive Officer (“CEO”), President, Interim Chief Financial Officer, executive vice presidents in charge of the Company’s operating segments and other officers who have policy-making authority for the Company. The Board of Directors has delegated to the Committee the authority for administering the compensation program for executive officers and other members of senior management. All of the members of the Committee appointed by the Board of Directors are independent directors. Because Messrs. Burke and Charnow joined the Committee in February 2007, they did not participate in deliberations regarding 2006 compensation. In this Compensation Discussion and Analysis, unless the context otherwise requires, the terms “we,” “our” and “the Committee” refer to the compensation committee prior to February 12, 2007, which consisted of Messrs. Hudgins, Lieberman and Valdes-Fauli. Mr. Hudgins was a member of the Committee in 2006 and continues to be a member of the Committee in 2007. The employment agreements described herein were negotiated in the bankruptcy process and approved by the Bankruptcy Court.

In April 2007, Mr. Mabus resigned as Chief Executive Officer of the Company and in September 2007 Mr. Christian resigned as President of the Company. Mr. John G. Johnson, Jr. currently serves as President and Chief Executive Officer of the Company.

The Committee reviews and approves all executive officers’ compensation, including:

•	base salary;
•	annual incentive compensation;

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•	long-term incentive compensation;
•	employment agreements;
•	severance arrangements;
•	change-in-control agreements; and
•	any special or supplemental benefits.

The Committee reviews and approves corporate goals and objectives used in determining the compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives and makes recommendations to the Board regarding the CEO’s compensation based on this evaluation subject to the terms of the CEO’s employment agreement. In determining the long-term incentive component of the CEO’s compensation, the Committee considers the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The Committee also reviews and approves changes, amendments or modifications to base salary, incentive compensation, equity awards or other long-term compensation of executive officers. The Committee also approves the annual and long-term incentive programs. With respect to the compensation of Mr. Mabus in 2006, the Committee recommended certain compensation and the Bankruptcy Court approved such compensation.

The Committee has authority to engage a compensation consultant to both assist it in carrying out its responsibilities in this respect and to conduct periodic reviews of the total compensation program for executive officers. During 2006, the Committee used the services of Mercer Human Resource Consulting (“Mercer”), a human resources consulting firm, for competitive data and advice regarding executive compensation.

Executive Compensation Philosophy and Objectives

Our primary objective with respect to executive compensation is to provide competitive compensation and benefits to attract, retain, motivate and reward the highest quality executive officers. A further objective of our compensation program is to provide variable pay opportunities through cash bonuses and equity awards that reward our officers based on achievement of both individual and Company performance goals. In addition, we aim to establish compensation plans that align the performance of our executive officers with the Company’s objectives. We believe an appropriate mix of an executive officer’s pay should be variable and performance-based in order to focus the executive officer on both our short-term and long-term strategic objectives. It is a key objective to ensure that compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives at manufacturing companies of comparable size to the Company. The program is designed to reward executives for the achievement of corporate goals and objectives, taking into account both individual performance and contributions to the success of the overall management team.

Once we have completed an evaluation of an executive’s overall performance, we review the executive’s existing compensation and compensation potentially payable to the executive. An executive’s outstanding equity-based awards are not considered in setting future compensation. We then consult with our compensation consultant for an assessment of the

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competitiveness of the Company’s executive officer compensation relative to certain benchmark companies, which are similarly-sized durable manufacturing and general industry companies (the “Peer Group Companies”).

We intend that the annual compensation paid to the Company’s executives (consisting of salary plus annual incentive compensation) and long-term incentive compensation approximate the 50th to 75th percentile of the practices of the Peer Group Companies and broad industry data when performance objectives are achieved. In applying these targets, we did not base our decision on a mathematical analysis of the available data. Rather, we used our judgment after considering all available information. If performance objectives are exceeded, we believe that incentive compensation should be above these levels, and when performance objectives are not achieved, incentive compensation should be below these levels. The bias toward incentive compensation reflected in these percentages is in keeping with our intention to align executive and stockholder interests.

As a result of the Company’s chapter 11 case that commenced in September of 2005, no equity-based compensation was granted since the inception of the chapter 11 case. Accordingly, for 2006, incentive compensation programs were 100% cash-based, although equity incentives awarded prior to September of 2005 remain outstanding. Since the Company has emerged from chapter 11, we will include equity incentives in the future executive compensation program.

Base Salary

We provide executive officers with a base salary to compensate them for services rendered during the fiscal year. This also enables us to attract and retain an appropriate caliber of talent for the position, and to provide a base level of monthly income that is not subject to our performance risk. We conduct a review of base salaries annually, and during such a review we generally consider the individual past performance of each executive officer named in the Summary Compensation Table below (together, the “Named Executive Officers”), the scope of the role and responsibilities of the executive officer within our organization, and the performance of the organization as a whole. We also review the executive’s compensation relative to that of our other executives and to the market for executives of similar expertise and experience.

During 2006, the Committee approved proposed salary increases for certain members of senior management. Such increases were awarded in recognition of the high value of the contributions made by these executives during the past year and the overall performance of the Company during that time. These increases also ensure that the base salaries we provide remain competitive in the market for executives of similar expertise and experience. The Committee approved increases in the annual base salary of the following executive officers: Mr. Christian from $375,000 to $400,000; Mr. Thompson from $265,000 to $315,000; and Mr. Phillips from $200,000 to $250,000.

Annual Cash Bonus

The 2006 Incentive Plan for Salaried Employees (the “Incentive Plan”), which was approved by both the Committee and the Bankruptcy Court, is a cash-based pay-for-performance

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incentive program. Its purpose was to motivate and reward executive officers and all salaried employees of the Company for their contributions to the Company’s performance by making a significant portion of their annual compensation variable and dependent upon the Company’s annual financial performance. The amount of an individual incentive award payment under the Incentive Plan is based upon:

•	the individual’s annual incentive target amount;
•	the operating performance of the Company for 2006; and
•	the individual’s personal performance.

The Incentive Plan targets for the Named Executive Officers (other than Mr. Mabus) for 2006 ranged from 45% to 50% of base salary. A similar incentive plan is being considered by the Committee for 2007.

Pension Plan/Supplemental Executive Retirement Plan

As described below under “Pension Benefits,” payments under the Company’s tax-qualified pension plan are calculated, using annual compensation, including base salary and incentive payments, and years of credited service to the Company. We believe that retirement compensation that increases with years of service and annual compensation is an effective recruiting and retention tool for our employees, including our executive officers. For 2006, federal income tax law limits to $220,000 the annual compensation on which benefits under the tax-qualified pension plan may be based. Because of that limit, we have implemented a Supplemental Executive Retirement Plan, generally referred to as a SERP, that currently applies to nine senior managers, including the Named Executive Officers, whose annual compensation exceeds that amount, under which each such employee will receive the full pension to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. The SERP is unfunded and is not qualified for tax purposes.

Executive Personal Benefits

We believe that executives generally should not be treated differently than other employees when it comes to personal benefits and therefore, we have limited executive personal benefits. During 2006, these personal benefits for the Named Executive Officers (as defined below) were generally limited to (i) executive long-term disability insurance coverage, (ii) matching contributions by the Company with respect to the Company-sponsored 401(k) Savings Plan, (iii) automobile allowances, and (iv) financial planning services paid by the Company on behalf of certain executive officers.

Employment Agreements

In 2006, the Company entered into an employment agreement with each of Mr. Mabus, pursuant to which he served as CEO of the Company, and Mr. Christian, pursuant to which he

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served as President of the Company. In 2007, upon their respective resignations, the Company entered into separation agreements with each of Messrs. Mabus and Christian.

The Company has also entered into employment agreements with Messrs. Thompson and Phillips. Certain terms of these employment agreements are described herein. These agreements include currently effective provisions regarding severance payments. In addition, there are three other executive officers who are parties to change-in-control protection agreements. These agreements provide for specified severance amounts in the event of termination of employment at or shortly after a change in control of the Company.

Due to the fact that the Company had not yet emerged from chapter 11 as of December 31, 2006, in the event of a termination of any of the Named Executive Officers on such date, Messrs. Christian, Thompson, and Haslanger would have been entitled to receive their respective salaries for a period of one year as well as medical and other benefits on the same basis as if they were employees during the one year severance period. These severance amounts would have been payable under the Severance Plan approved by the Bankruptcy Court and as a condition to receiving severance amounts under the Severance Plan, each of these Named Executive Officers would have been required to execute a release and be bound by a non-competition covenant during the severance period.

In addition, each of these Named Executive Officers would have been eligible to receive a key employees retention program (the “KERP”) payment made on or about the effective date of the Company’s plan of reorganization. The severance amounts would have been (i) $400,000 in severance payments, approximately $11,800 for the continuation of insurance benefits, and $93,750 under the KERP for Mr. Christian, (ii) $315,000 in severance, approximately $11,800 for the continuation of insurance benefits, and $63,750 under the KERP for Mr. Thompson, and (iii) $265,000 in severance, approximately $11,800 for the continuation of insurance benefits, and $33,125 under the KERP for Mr. Haslanger. If terminated as of December 31, 2006, Messrs. Mabus and Markert would not have been entitled to receive any severance payments or any payments under the KERP. None of the Named Executive Officers would have been entitled to receive any payments in the event of a change in control as of December 31, 2006.

The following Summary Compensation Table contains information concerning annual and long-term compensation provided to each person who served as Company’s Chief Executive Officer during 2006, each person who served as principal financial officer during 2006 and each of the three next most highly compensated executive officers of the Company.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($) (9)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (10)	All Other Compensation ($) (11)	Total ($)
Raymond E., Mabus, Jr., Chief Executive Officer (1)	2006	526,154	—	41,393	—	61,457	141,033	770,037
Thomas E. Chorman, President and Chief Executive Officer (2)	2006	304,239	218,750	267,395	—	26,268	22,701	839,353
K. Douglas Ralph, Executive Vice President and Chief Financial Officer (3)	2006	141,346	218,750	41,619	—	6,652	236,291	644,658
Robert S. Graham, Jr., Senior Vice President, Corporate Finance (4)	2006	173,999	19,575	14,451	56,028	24,843	1,740	290,636
Stephen K. Markert, Jr., Interim Chief Financial Officer (5)	2006	23,262	—	—	—	—	—	23,262
Gregory J. Christian, President (6)	2006	389,616	187,500	107,269	179,223	15,781	4,163	883,552
Andrew Thompson, Executive Vice President, Foam and Technical Products	2006	294,231	127,500	57,336	134,390	12,782	4,246	630,485
Paul A. Haslanger, Executive Vice President, Manufacturing Technology	2006	264,998	49,688	72,482	109,709	52,362	18,771	568,010

(1)

Mr. Mabus was named Chief Executive Officer on June 7, 2006. Prior to that date he was the Non-Executive Chairman of the Board of Directors. On April 16, 2007, Mr. Mabus resigned as Chairman and Chief Executive Officer of the Company and was succeeded as Chief Executive Officer by John G. Johnson, Jr. on that date.

(2)	Mr. Chorman resigned as President and Chief Executive Officer effective June 7, 2006.
(3)	Mr. Ralph resigned as Chief Financial Officer effective May 12, 2006.
(4)	Mr. Graham served as Principal Financial Officer after the resignation of Mr. Ralph until Mr. Markert was appointed Interim Chief Financial Officer on December 6, 2006.
(5)

Mr. Markert was appointed Interim Chief Financial Officer on December 6, 2006. Mr. Markert is compensated at an annual rate of $336,000. Mr. Markert served as Interim Chief Financial Officer until the appointment of Mr. Robert M. Larney as Chief Financial Officer of the Company on August 13, 2007.

(6)

Mr. Christian was named President of the Company effective as of February 12, 2007. Prior to that time, Mr. Christian was Executive Vice President, Chief Administrative Officer, Chief Restructuring Officer, and General Counsel. On September 1, 2007, Mr. Christian resigned as President of the Company and was succeeded as President by John G. Johnson, Jr. on that date.

(7)	Bonus includes amounts earned pursuant to the KERP and paid in 2006 and February 2007.
(8)

There were no stock awards or option awards made pursuant to any plan in 2006. Amounts shown under option awards are the dollar amounts recognized for financial statement purposes for 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” and are computed using the valuation assumptions included in Note 14 to the consolidated financial statements.

(9)

Amounts included as Non-Equity Incentive Plan Compensation are amounts paid in March 2007 under the 2006 Incentive Plan. The Incentive Plan paid out 92% of targeted bonuses based on operating performance compared to targets previously established by the Company’s Compensation Committee.

(10)

Amounts included as change in pension value is the aggregate change in the actuarial present value of each executive’s accumulated benefit under the Company’s pension plan and under its Supplemental Executive Retirement Plan (the “SERP”) from the pension plan measurement date for 2005 (January 1, 2005) to the pension plan measurement date for 2006 (January 1, 2006). Mr. Chorman and Mr. Ralph each resigned from the Company before their respective benefits were vested and, therefore are not entitled to a benefit.

(11)

All other compensation includes the executive personal benefits described above. All other compensation for Mr. Mabus includes $138,833 paid to him as fees for his service as the Non-Executive Chairman of the Board for the period January 1, 2006 through June 6, 2006. All other compensation for Mr. Ralph includes severance payments aggregating $222,115. See “Former Employees – Employment Agreements” below.

The following table provides information about each of the outstanding awards to purchase our Common Stock held by each Named Executive Officer as of December 31, 2006. The Company has not granted any performance-based equity awards. This information was adjusted to give effect to the Reverse Split.

Outstanding Equity Awards At Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)
Raymond E. Mabus, Jr., Chief Executive Officer	2,500 5,000 2,000 0 1,000 0 0	0 0 500 1,000 1,500 1,500 2,000	23.00 30.04 33.44 12.28 20.40 16.56 14.80	12/18/2010 10/12/2011 01/02/2012 01/02/2013 01/02/2014 05/25/2014 01/03/2015
Thomas E. Chorman, President and Chief Executive Officer	—	—	—	—
K. Douglas Ralph, Chief Financial Officer	—	—	—	—
Robert S. Graham, Jr., Senior Vice President, Corporate Finance	500 750 1,250 1,250 1,000 0	0 0 0 0 250 1,250	53.00 24.88 26.25 30.00 35.04 25.76	02/12/2008 05/27/2009 08/04/2010 08/03/2011 04/08/2012 08/21/2012
Stephen K. Markert, Jr., Interim Chief Financial Officer	—	—	—	—

Gregory J. Christian, President	250 200 300 600 600 750 1,000 0 0 0 0	0 0 0 0 0 0 250 625 6,250 5,625 16,666	53.00 24.88 20.25 26.25 21.00 30.00 35.04 25.76 8.40 16.40 6.00	02/12/2008 05/27/2009 04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 02/16/2010 04/15/2011
Andrew Thompson Executive Vice President Foam and Technical Products	250 250 250 1,875 2,000 0 0 0 0 0	0 0 0 0 500 625 3,125 1,250 2,250 6,666	20.25 26.25 21.00 30.00 35.04 25.76 8.40 8.92 16.40 6.00	04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 01/31/2009 02/16/2010 04/15/2011
Paul A. Haslanger, Executive Vice President, Manufacturing Technology	500 250 250 250 625 625 600 0 0 0 0	0 0 0 0 0 0 150 625 8,750 4,500 5,000	53.00 24.88 20.25 26.25 21.00 30.00 35.04 25.76 8.40 16.40 6.00	02/12/2008 05/27/2009 04/26/2010 08/04/2010 04/16/2011 08/03/2011 04/08/2012 08/21/2012 12/18/2008 02/16/2010 04/15/2011

(1)

All outstanding awards were pursuant to option grants with 10 year terms and pro rata vesting over five years except as follows: (i) options with a expiration date of December 18, 2008 will fully vest on December 18, 2007 with no prior vesting and (ii) options with expiration dates of February 16, 2010 and April 15, 2011 have a six year term and pro rata vesting over three years.

The following table sets forth as to each of the Named Executive Officers information on exercises of options to purchase our common stock during 2006. This information was adjusted to give effect to the Reverse Split.

Option Exercises

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Raymond E. Mabus, Jr., Chief Executive Officer	3,000	7,420
Thomas E. Chorman, President and Chief Executive Officer	33,334	286,668
K. Douglas Ralph, Chief Financial Officer	13,584	82,688
Robert S. Graham, Jr., Senior Vice President, Corporate Finance	3,125	10,438
Stephen K. Markert, Jr., Interim Chief Financial Officer	—	—
Gregory J. Christian, President	19,584	146,202
Andrew Thompson, Executive Vice President, Foam and Technical Products	7,834	45,635
Paul A. Haslanger, Executive Vice President, Manufacturing Technology	11,500	90,400

The following table sets forth as to each of the Named Executive Officers the present value of the accumulated pension benefits and the number of years of credited service, as of December 31, 2006.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	(1)	(2)	(3)

Raymond E. Mabus, Jr., Chief Executive Officer	Foamex L.P. Pension Plan Foamex SERP	— —	23,769 37,688	—

Thomas E. Chorman, (4) Chief Executive Officer	Foamex L.P. Pension Plan Foamex SERP	3.8 3.8	94,623 211,181	—

K. Douglas Ralph, (4) Chief Financial Officer	Foamex L.P. Pension Plan Foamex SERP	3.3 3.3	41,336 25,170	—

Robert S. Graham, Jr., Senior Vice President, Corporate Finance	Foamex L.P. Pension Plan	29.6	331,924	—

Stephen K. Markert, Jr., Interim Chief Financial Officer	Not Applicable			—

Gregory J. Christian, President	Foamex L.P. Pension Plan Foamex SERP	10.3 10.3	63,633 16,350	—
Andrew Thompson, Executive Vice President, Foam and Technical Products	Foamex L.P. Pension Plan Foamex SERP	7.0 7.0	54,902 7,795	—
Paul A. Haslanger Executive Vice President, Manufacturing Technology	Foamex L.P. Pension Plan Foamex SERP	37.6 37.6	764,797 166,431	—

(1)

The Foamex L.P. Pension Plan applies to all full and part-time employees. The Foamex Supplemental Executive Retirement Plan (the “Foamex SERP”) applies only to those who are Executive Vice Presidents or higher or were Executive Vice Presidents when the Foamex SERP was adopted.

(2)	Years of credited service is measured as of December 31, 2006.
(3)	Present value of accumulated benefit is determined using pension plan assumptions in Note 13 to the consolidated financial statements.
(4)

Mr. Chorman and Mr. Ralph each left the Company before their benefits were vested under either the Foamex L.P. Pension Plan (5 years service) or the Foamex SERP (age 65 or age 55 with 10 years of service) and will not receive the accumulated benefit.

Key Employee Retention Program

On November 17, 2005, the Bankruptcy Court approved a motion authorizing the KERP. The Committee, in consultation with its outside compensation consultant, Mercer, and its legal advisors, proposed that the Company implement the KERP and associated Severance Plan. The original KERP was modified based on feedback from the Ad Hoc Committee of the Company’s Senior Secured Noteholders as further described in the motion authorizing the KERP. The KERP pertains to 77 employees who were eligible to receive cash distributions aggregating up to $3.2 million. In addition, certain participants, at the discretion of the Board of Directors, may receive additional distributions aggregating up to approximately $650,000 in cash or in Common Stock of the Company at a price per share that reflects the value of the equity on the effective date of the Plan. Distributions under the KERP are generally to be made (i) on or around certain milestone dates during the chapter 11 cases, and (ii) on and subsequent to the effective date of the plan of reorganization. Cash distributions pursuant to the KERP, aggregating approximately $400,000, were paid in December 2005 and additional amounts aggregating approximately $1.1 million were paid in the first quarter of 2006. In connection with the effective date of the Plan, additional amounts aggregating approximately $1.1 million were paid during the first quarter of 2007. The Common Stock distributions, if any, will be made at the six month and one year anniversaries of the effective date of the Plan. The KERP also included an additional $500,000 discretionary cash pool to address specific employment matters and unanticipated needs that could have arisen during the chapter 11 cases. Approximately $50,000 was paid by the Company from this discretionary pool, none of which was paid to any executive officer.

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Current Employees – Employment Agreements

Andrew M. Thompson

Mr. Andrew M. Thompson has entered into an employment agreement with the Company and Foamex L.P., dated February 12, 2007 (the “Thompson Employment Agreement”), to be employed as Executive Vice President, Foam and Technical Products. The initial term of the Thompson Employment Agreement commenced on February 12, 2007 and continues through the close of business on December 31, 2009. Mr. Thompson’s employment shall be automatically extended for successive one-year periods commencing on December 31, 2009, unless either party gives prior written notice at least 45 days in advance of the decision not to extend the employment term. Mr. Thompson is entitled to receive an annual base salary of $350,000 during his term of employment, which salary shall be reviewed annually by the Board of Directors or a committee thereof. During Mr. Thompson’s employment, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 50% of his annual base salary. Mr. Thompson is also entitled to receive a bonus for the fiscal year 2006 in accordance with the 2006 Foamex Salaried Incentive Plan, which has been paid pursuant to such plan. Additionally, Mr. Thompson is entitled to any payments due pursuant to the KERP, payable in accordance with such plan and any bankruptcy court order regarding the same. From time to time, Mr. Thompson will be entitled to participate in the Company’s equity plans and programs and the Company will use its best efforts to cause the Board of Directors or the Committee to grant Mr. Thompson options to purchase Common Stock pursuant to the MIP, which was approved by the Bankruptcy Court, no later than 45 days following the effective date. This 2007 grant will vest no less frequently than in equal annual installments over four years commencing on the first anniversary of the effective date. Mr. Thompson is also entitled to participate in the Company’s 401(k), pension, supplemental executive retirement plan, life insurance, medical, dental and disability insurance plans. The Company also pays Mr. Thompson a car allowance of $1,200 per month.

In the event of Mr. Thompson’s termination of employment for any reason, Mr. Thompson is entitled to receive (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to his employment agreement or any Company plan, policy, program or other arrangement. In addition, if Mr. Thompson’s employment is terminated by the Company for reasons other than “Cause” (as defined in the Thompson Employment Agreement), death or “Disability” (as defined in the Thompson Employment Agreement) and such termination is not made pursuant to a notice of non-renewal given by the Company to Mr. Thompson (which must be given at least 45 days prior to December 31, 2009) or if Mr. Thompson terminates his employment for “Good Reason” (as defined in the Thompson Employment Agreement), he shall, subject to his execution of a general release and waiver, receive the above payments in addition to (1) a cash amount in 24 equal monthly installments equal to two times the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of his equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month

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anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms, and (4) continued participation under the Company’s medical and dental plans for 24 months.

In the event the Company provides Mr. Thompson with a notice of non-renewal so that Mr. Thompson’s employment shall be terminated on December 31, 2009, in addition to (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to his employment agreement or any Company plan, policy, program or arrangement or other arrangement, Mr. Thompson is entitled to receive (1) a cash amount in 12 equal monthly installments equal to the sum of his base salary plus his target bonus, (2) a pro-rata bonus in a lump sum, (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms, and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Thompson’s employment is terminated on account of death or “Disability,” in addition to receiving (i) any base salary or other compensation earned but not paid prior to the effective date of such termination, (ii) any unreimbursed business expenses and (iii) any payments, benefits, or entitlements which are vested pursuant to his employment agreement or any Company plan, policy, program or other arrangement, Mr. Thompson is entitled to (1) a pro-rated bonus and (2) continued participation under the Company’s medical and dental plans for 12 months and (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards shall remain exercisable for the lesser of the six month anniversary of the last day of the fiscal quarter in which his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Thompson Employment Agreement), all outstanding equity and long-term incentive awards shall immediately vest in a manner to enable Mr. Thompson to participate in the “Change in Control” transaction. In addition, Mr. Thompson is entitled to receive an excise tax gross-up.

The Thompson Employment Agreement also contains certain restrictive covenants. If Mr. Thompson’s employment is terminated for any reason other than “Cause,” Mr. Thompson shall not for a period of two years from the date of such termination, which period will be reduced to one year in the event the termination occurs in connection with a notice of non-renewal, compete with the Company or solicit any Company employees or customers. Additionally, Mr. Thompson is prevented from divulging any confidential information of the Company during his employment or thereafter.

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Donald Phillips

Mr. Donald Phillips has entered into an employment agreement with the Company and Foamex L.P., dated February 12, 2007 (the “Phillips Employment Agreement”), to be employed as Executive Vice President, Automotive Products. The terms of the Phillips Employment Agreement are substantially similar to the Thompson Employment Agreement. Mr. Phillips is entitled to receive an annual base salary of $250,000 during his term of employment, which salary shall be reviewed annually by the Board of Directors or a committee thereof. During Mr. Phillips’ employment, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 45% of his annual base salary. Mr. Phillips is not a Named Executive Officer.

Former Employees – Employment Agreements

Raymond E. Mabus, Jr.

In connection with his departure, Mr. Mabus entered into a separation agreement with the Company and Foamex L.P (the “Mabus Separation Agreement”). The Mabus Separation Agreement superseded the employment agreement between the Company and Mr. Mabus, entered into on February 12, 2007, except as specifically provided in the Mabus Separation Agreement.

The Mabus Separation Agreement provides that all titles, positions and appointments Mr. Mabus held with the Company, including as a member of the Board of Directors, ceased as of April 16, 2007. Under the Mabus Separation Agreement the Company paid Mr. Mabus a lump sum cash payment of $865,000 and will allow Mr. Mabus to continue to participate in the Company’s medical and dental plans, through December 31, 2007, at the same cost to Mr. Mabus in effect prior to his resignation. In addition, the Company will pay for all unreimbursed expenses that Mr. Mabus incurred since the Company emerged from bankruptcy in February 2007 in respect of air travel to and from, and hotel stays near, the Company’s principal place of business in Linwood, Pennsylvania. Mr. Mabus will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the lump sum cash payment described above, Mr. Mabus executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, and assigns. Mr. Mabus also agreed not to disclose any confidential information of the Company and, for the one-year period following his resignation, not to compete with the Company or solicit the Company’s employees or customers.

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Gregory J. Christian

In connection with his departure, Mr. Christian entered into a separation and consulting agreement with the Company and Foamex L.P., dated as of August 27, 2007 (the “Christian Separation Agreement”). The Christian Separation Agreement superseded the employment agreement between the Company and Mr. Christian, entered into on February 12, 2007, except as specifically provided in the Christian Separation Agreement.

The Christian Separation Agreement provides that all titles, positions and appointments Mr. Christian held with the Company, including as a member of the Board of Directors, ceased as of September 1, 2007. Under the Christian Separation Agreement, the Company will pay Mr. Christian a cash payment of $1,600,000, payable in 52 equal bi-weekly installments and will allow Mr. Christian to continue to participate in the Company’s medical and dental plans through August 31, 2009, at the same cost to Mr. Christian in effect prior to his resignation. Mr. Christian will also receive a lump sum cash payment of $200,000, reflecting a pro-rata target annual bonus for 2007, payable at such time as annual bonuses are generally paid to other senior executives of the Company. The Company will reimburse Mr. Christian for certain outplacement services and legal fees incurred in connection with his resignation, in each case, up to $10,000.

Under the Christian Separation Agreement, the following options to purchase Common Stock accelerated and became fully vested and exercisable as of September 1, 2007: (1) the options that were granted to Mr. Christian in 2007 and that would have vested as of September 1, 2008 had Mr. Christian’s employment not terminated, and (2) the options to purchase 8,333 shares of Common Stock that were granted to Mr. Christian on April 15, 2005. These options will remain exercisable until March 30, 2008 and December 31, 2008, respectively. All shares of restricted Common Stock granted to Mr. Christian during 2007 were forfeited as of September 1, 2007. Any other outstanding equity awards held by Mr. Christian are to be treated in accordance with the terms of the applicable plans and award agreements governing such awards. Mr. Christian will continue to be afforded his right to receive the distribution due to be paid on February 12, 2008 pursuant to the KERP, and such distribution shall be made in cash.

Mr. Christian will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the cash payments and other benefits described above, Mr. Christian has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, successors and assigns. Mr. Christian also agreed not to disclose any confidential information of the Company and, for the two-year period following his resignation, not to compete with the Company, solicit the Company’s employees, suppliers or customers or divert any person or entity from doing business with the Company.

Under the Christian Separation Agreement, the Company retained Mr. Christian to serve as a consultant to the Company for a two year period commencing on September 1, 2007. Mr.

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Christian will provide such consulting services for a total of no more than four days per quarter during the first year of the consulting term and two days per quarter during the second year. The Company will pay Mr. Christian a consulting fee of $1,500, per day and will reimburse Mr. Christian for all reasonable travel and out-of-pocket expenses incurred in performing his consulting services.

K. Douglas Ralph

In connection with the resignation of K. Douglas Ralph, as Executive Vice President and Chief Financial Officer of the Company, effective as of May 12, 2006, the Company entered into a separation agreement with Mr. Ralph which provides for the payment of one year of salary or $350,000 over a fifty two week period. In addition, Mr. Ralph is being provided with medical and other benefits on the same basis as if he were an employee during the fifty-two week severance period. Mr. Ralph has agreed not to compete with or solicit employees of the Company during the severance period. The separation agreement was entered into and severance payments authorized pursuant to the terms of the Severance Plan approved by the Bankruptcy Court on November 17, 2005. Under the separation agreement, Mr. Ralph received a payment under the KERP of $109,375 on or about the effective date of the Plan; however, Mr. Ralph is not entitled to any further distributions thereunder pursuant to the terms of the KERP.

Thomas E. Chorman

In connection with the resignation of Thomas E. Chorman, as President, Chief Executive Officer, and a director of the Company, effective as of June 7, 2006, the Company is currently defending litigation in its chapter 11 case with respect to this separation, in which damages of approximately $2.5 million and other unspecified amounts are being sought by Mr. Chorman according to a proof of claim filed with the Bankruptcy Court. With approval by the Bankruptcy Court, the employment agreement was rejected by the Company as of December 20, 2006 pursuant to Section 365(a) of the Bankruptcy Code.

Foamex International Inc. Salaried Incentive Bonus Plan

The Foamex International Inc. Salaried Incentive Bonus Plan (the “Bonus Plan”) is administered by the Committee and provides for performance based bonuses for executives who are “covered employees” under Section 162(m) of the Code and for other key employees who are selected by the Committee for participation in the Bonus Plan. In addition, the Committee may award discretionary bonuses outside the Bonus Plan to executive officers who are “covered employees” under Section 162(m) and to other key employees of the Company.

On October 30, 2006, the Bankruptcy Court entered an order approving the Company’s motion for a incentive plan for salaried employees for 2006 (the “Incentive Plan”). The Incentive Plan sets forth performance goals that are applicable to each covered employee and key employee who is eligible to participate in the Incentive Plan. For 2006, the performance goals were based on the Company’s earnings before interest, taxes, depreciation and amortization, as well as operating profit for each of the Company’s Strategic Business Units.

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Stock Option Plans

The 2002 Stock Award Plan provides for the issuance of nonqualified and incentive stock options for Common Stock. Eligibility extends to employees, directors and consultants of the Company, including its subsidiaries and affiliates. At the Annual Meeting of Stockholders on May 25, 2004, stockholders approved an increase in the number of shares reserved for issuance under the 2002 Stock Award Plan by 2,500,000. As of December 31, 2006, 4,600,000 shares of Common Stock were reserved for issuance under the 2002 Stock Award Plan, which was adjusted to 1,150,000 shares as a result of the Company’s previously announced Reverse Split.

The 2002 Stock Award Plan also provides for stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses, although none of these awards have been issued. Of the 1,150,000 shares of Common Stock reserved under the 2002 Stock Award Plan, 125,000 of these shares are available for awards of restricted stock, phantom stock units, performance share units and/or stock bonuses.

The 1993 Stock Option Plan provided for the issuance of nonqualified and incentive stock options for Common Stock. Officers and executives of the Company, including its subsidiaries and affiliates, were eligible to participate. During the fourth quarter of 2003, the 1993 Stock Option Plan expired according to the provisions of the plan. Consequently, no further options can be granted under the plan. The 1993 Stock Option Plan provided for the issuance of up to 1,187,500 shares (adjusted for the Reverse Split) of Common Stock. Options outstanding on the expiration date continue to be available for the issuance of Common Stock under the terms and conditions at their issuance.

Compensation Committee Interlocks and Insider Participation

The Committee is comprised entirely of non-employee directors. The Company is not aware of any executive officers of the Company who have served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Board of Directors and/or Committee.

Interest of Certain Persons in Matters to Be Acted Upon

Each of the Company's Directors and Executive Officers is a potential recipient of grants under the MIP.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by

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contacting the Company at: 1000 Columbia Avenue, Linwood, PA, Attn: General Counsel, or by contacting the Company via telephone at (610) 859-3000. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

By Order of the Board of Directors.

/s/ John G. Johnson, Jr.

John G. Johnson, Jr.

Chief Executive Officer

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Appendix A

FOAMEX INTERNATIONAL INC.

2007 MANAGEMENT INCENTIVE PLAN

EFFECTIVE FEBRUARY 12, 2007

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1.	Purpose of the Plan

The purposes of the Plan are:

(a)          To encourage ownership by key employees, non-employee directors and consultants of the Group of stock of the Company, so that such persons will have a proprietary interest in the performance of the Company;

(b)          To provide an incentive for such employees, non-employee directors and consultants to expand and improve the growth and prosperity of the Group; and

(c)          To assist the Group in attracting and retaining key employees, non-employee directors and consultants.

2.	Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

“Award Agreement” shall have the meaning ascribed to such term in Section 5 of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” shall mean a standing or ad hoc committee of members of the Board, consisting of at least two members, as described in Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company, $.01 par value per share.

“Company” shall mean Foamex International Inc.

“Consultant” shall mean any natural person providing bona fide services to the Company, which services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

“Director” shall mean a member of the Board who is not at the time of reference an employee of the Group.

“Employee” shall mean an employee of the Group.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fair Market Value” of a share of Common Stock with respect to any day shall be (i) if the Common Stock is listed on a national securities exchange, the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or, if not so reported, then on the last preceding date on which a sale was so reported, (ii) if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System, then the average of the closing bid and ask prices on such day, or, if there was no such sale on that date, then on the last preceding date on which such sale was reported, or (iii) if the Common Stock is not so listed or reported, an amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Common Stock accurately and computed in accordance with applicable regulations under the Internal Revenue Service.

“Group” shall mean the Company and its Subsidiaries.

“Incentive Award” means one or more Stock Incentive Awards and Cash Incentive Awards, collectively.

“Incentive Pool” means an amount available to be paid to one or more Participants as Performance-Based Compensation, which amount is determined in accordance with Section 162(m) of the Code.

“Option” shall mean a stock option to purchase shares of Common Stock of the Company granted to a Participant pursuant to Section 6 of the Plan.

“Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

“Participant” shall mean a Director, Employee or Consultant designated by the Committee as eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such individual, his or her successors, heirs, executors, administrators, and assigns, as the case may be.

“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

“Performance Measures” means such measures as are described in Section 9 of the Plan on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

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“Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award or Incentive Pool.

“Person” shall mean a “person” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

“Plan” shall mean this Foamex International Inc. Management Incentive Plan, as it may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

“Subsidiary” shall mean any Person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“Target Award” means a Cash Incentive Award of a specific dollar amount or portion of an Incentive Pool, determined by the Committee, pursuant to Performance Measures as described in Section 9.

3.	Stock Subject to the Plan

(a)	In General

Subject to adjustment as provided in Section 10 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued in connection with Stock Incentive Awards granted under the Plan shall not exceed 9.3 million shares of Common Stock in the aggregate. All of such shares may be issued in connection with Options and stock appreciation rights, subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock that may be issued in connection with Stock Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence, if any Stock Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with any Stock Incentive Award only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Group, any portion of the shares forfeited, cancelled or returned

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shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Group in payment of any obligation in connection with any Stock Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. In addition, if the Group uses cash received by the Group in payment of the exercise price or purchase price in connection with any Stock Incentive Award granted pursuant to the Plan to repurchase shares of Common Stock from any Participant, the shares so repurchased will be added to the aggregate number of shares available for issuance under the Plan. For purposes of the preceding sentence, shares of Common Stock repurchased by the Group shall be deemed to have been repurchased using such funds only to the extent that such funds have actually been previously received by the Group and that the Group promptly designates in its books and records that such repurchase was paid for with such funds.

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Stock Incentive Awards granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 3.0 million shares. All of such Stock Incentive Awards may be Options and stock appreciation rights. The amount payable to any Participant with respect to any fiscal year of the Company for all Cash Incentive Awards for which the Performance Period is not longer than one year shall not exceed $5.0 million. The amount payable to any Participant with respect to any fiscal year for all Cash Incentive Awards for which the Performance Period is longer than one fiscal year shall not exceed $5.0 million per fiscal year (including a pro rata portion for any portion of a fiscal year). For purposes of the preceding sentences, the phrase “amount payable with respect to any fiscal year” means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in a fiscal year, disregarding any deferral pursuant to the terms of a deferred compensation plan unless the terms of the deferral are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

(b)	Prohibition on Substitutions and Repricings

In no event shall any new Stock Incentive Awards be issued in substitution for outstanding Stock Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Stock Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

4.	Administration of the Plan

The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons. The Committee shall, consistent with the terms of the Plan, from time to time designate those Employees, Consultants and Directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the

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Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a committee consisting of one or more Directors to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify. In addition, the Board may, consistent with the terms of the Plan, from time to time grant Incentive Awards to Directors.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, to the extent not inconsistent with any applicable Award Agreement or any employment agreement provisions, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award, (iv) provide for the payment of dividends or dividend equivalents with respect to any Stock Incentive Award, or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform such Incentive Award to, or required to satisfy, any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively; provided, that, the Committee shall not have any authority described in clauses (i) through (v) above (a) to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code or (b) to the extent that the exercise of any such authority would impair the rights of the holder or beneficiary of any Incentive Award unless the Committee obtains the express written consent of the affected holder or beneficiary of the Incentive Award.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other Director, Employee or Consultant to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the

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approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, Director, Employee or Consultant in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility to Participate

The individuals who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those Employees, Consultants and Directors whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement in form and substance approved by the Committee (an “Award Agreement”).

6.	Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b)	Term and Exercise of Options

(1)    Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant); provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option, subject to the express terms of any individual agreement between the Company and the Participant.

(2)    Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000 or such other amount as the Committee may determine from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

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(3)    An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4)    Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options other than “incentive stock options” within the meaning of Section 422 of the Code to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c)	Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Group and the Participant holding the Option.

(d)	Special Rules for Incentive Stock Options

(1)    The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary corporation” as such term is defined in Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2)    No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

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(3)    Any Participant who disposes of shares of Common Stock acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant of such incentive stock option, or (ii) within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

7.	Other Stock-Based Awards

The Committee may grant equity-based or awards valued by reference to Common Stock not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance Based Compensation.

8.	Cash Incentive Awards

The Committee may grant Cash Incentive Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash Incentive Awards are awards settled in cash, and the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Cash Incentive Awards may be designed to qualify as Performance-Based Compensation. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for Target Awards based on allocation among Participants of an Incentive Pool.

9.	Performance Measures

(a)	Calculation

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall be objective and relate to one or more of the following Performance Measures: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity or

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sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (viii) earnings before or after taxes, interest, depreciation and/or amortization; (ix) gross or operating margins; (x) productivity ratios or improvement; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets; (xiii) margins; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) measures of economic value added; (xviii) inventory control; (xix) pay down of debt or net debt reduction; (xx) unit volume; (xxi) net sales or sales or product volume growth.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. While the outcome for any Performance Period is substantially uncertain and no more than (i) 90 days after the beginning of a Performance Period or, (ii) for any Performance Period that is longer than one year, the number of days after the beginning of the Performance Period which is equal to 25% of the relevant Performance Period, the Committee shall establish, in writing (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify in writing and ascertain the amount of the applicable award. No awards will be paid for such Performance Period until such certification is made by the Committee. The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of peer companies, or a published or special index that the Committee, in its discretion, deems appropriate.

(c)	Discretionary Reduction

The Committee may, in its discretion, subject to any contractual obligation of the Company, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

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(d)  Committee Discretion

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

10.	Adjustment Upon Changes in Common Stock

(a)	Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding or changes in capitalization by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, extraordinary cash dividend, reorganization or similar corporate change, (i) the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Stock Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Stock Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee, and (ii) the Committee shall make adjustments to Stock Incentive Awards outstanding on the date on which such change occurs, and to Award Agreements or any other agreements reflecting such Stock Incentive Awards, as to the number, price, exercise price, kind or class of shares subject to, or consideration payable in respect of, Stock Incentive Awards, and such other terms of such Incentive Awards as the Committee may consider appropriate, in each case, to reflect such change.

(b)	Certain Mergers

Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Stock Incentive Award outstanding on the date of such merger or consolidation so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Stock Incentive Award would have received in such merger or consolidation.

(c)	Certain Other Transactions

Unless the Committee expressly agrees otherwise in any individual agreement with a Participant, in the event of (i) a dissolution or liquidation of the Group, (ii) a sale of all or substantially all of the Group’s assets (on a consolidated basis), (iii) a merger, consolidation or

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similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its discretion, have the power to:

(1)    cancel, effective immediately prior to the occurrence of such event, each Stock Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Stock Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Stock Incentive Award equal to the value, as determined by the Committee in its discretion, of such Stock Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii)    provide for the exchange of each Stock Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Stock Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Stock Incentive Award was granted in partial consideration for the exchange of the Stock Incentive Award.

(d)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Stock Incentive Award.

(e)	Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Stock Incentive Award granted pursuant to the Plan until the

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date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Stock Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12.	No Special Employment Rights; No Right to Incentive Award

(a)    Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)    No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a)    The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)    The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Stock Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the shares are then listed for trading. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Stock Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

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14.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of a Stock Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Stock Incentive Award in cash, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)	Stock Remittance

Notwithstanding Section 14(a) hereof, unless the Committee provides otherwise, at the election of the Participant, when shares of Common Stock are to be issued upon the exercise, grant or vesting of any Stock Incentive Award, the Participant may tender to the Company a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

Notwithstanding Section 14(a) hereof, unless the Committee provides otherwise, at the election of the Participant, when shares of Common Stock are to be issued upon the exercise, grant or vesting of any Stock Incentive Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.	Amendment or Termination of the Plan

The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that

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such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of any Stock Incentive Award shall impose no obligation upon such Participant to exercise such Stock Incentive Award.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles that could cause the application of the laws of any jurisdiction other than the State of Delaware.

20.	Effective Date and Term of Plan

On January 17, 2007, the Board authorized the Company to establish the Plan, subject to the Company’s receipt of approval of the Plan by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on February __, 2007 (the “Effective Date”), as part of the Company’s confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, and is subject to either (a) approval of the Plan by the shareholders of the Company in accordance with applicable law, or (b) receipt by the Committee of advice of counsel that the method of adoption and approval of the Plan meets the shareholder approval requirements of Section 162(m) and Section 422 of the Code. The expiration date of the Plan

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shall be the tenth anniversary of the Effective Date, after which no grants of Incentive Awards may be made; provided, that administration of the Plan shall continue in effect until all matters relating to Incentive Awards previously granted have been settled. No Option shall be treated as an “incentive stock option” within the meaning of Section 422 of the Code unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an incentive stock option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a nonqualified stock option unless and until such approval is obtained.

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